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                                   EXHIBIT 3.5
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                              AMENDMENT TO BY-LAWS

                 RESOLUTION ADOPTED BY THE BUSH INDUSTRIES, INC.
                       BOARD OF DIRECTORS ON JULY 18, 2001

RESOLVED, that Article V, Section 3 of the By-Laws of the Corporation is hereby amended to provide that the President of the Corporation may be, but shall not be required to be, the Chief Executive Officer of the Corporation.